                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      ENHANCE FINANCIAL SERVICES GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                     ENHANCE FINANCIAL SERVICES GROUP INC.
                               335 Madison Avenue
                            New York, New York 10017

                                              May 4, 1998

Dear Shareholder:

    You are cordially invited to attend the 1998 annual meeting of shareholders of Enhance Financial Services Group Inc. The meeting will be held at the offices of Enhance Group, 335 Madison Avenue, 25th Floor, New York, New York, at 9:00 a.m., local time, on Wednesday, June 3, 1998. The accompanying notice and proxy statement describe the proposals to be submitted to shareholders at the meeting. We urge you to read this information carefully.

    I look forward to welcoming you personally at the annual meeting. However, whether or not you expect to attend, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to ensure that your shares will be represented at the meeting. This will not limit your rights to attend or to change your vote at the meeting.

    We appreciate your cooperation and interest in Enhance Group.

                                          Sincerely,

                                          /s/ Daniel Gross
                                          -------------------------------------
                                          Daniel Gross
                                          President and Chief Executive Officer

                                     [LOGO]

                     ENHANCE FINANCIAL SERVICES GROUP INC.
                               335 Madison Avenue
                            New York, New York 10017

              ---------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

              ---------------------------------------------------

    The annual meeting of shareholders of Enhance Financial Services Group Inc. will be held at the offices of Enhance Group, 335 Madison Avenue, 25th Floor, New York, New York, on Wednesday, June 3, 1998, at 9:00 a.m., local time, for the following purposes:

    (1) To elect 11 directors;

    (2) To approve an amendment to the restated certificate of incorporation, as amended, of Enhance Group to increase the authorized capital to 105,000,000 shares;

    (3) To approve an amendment to the Non-Employee-Director Stock Option Plan of Enhance Group to increase the annual grants thereunder to stock options for 3,500 shares;

    (4) To ratify the appointment of Deloitte & Touche LLP as the independent auditor of Enhance Group and its consolidated subsidiaries for 1998; and

    (5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The close of business on April 29, 1998 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          Samuel Bergman
                                          Secretary

May 4, 1998

IMPORTANT: Whether or not you plan to attend the meeting, a return envelope requiring no postage if mailed in the United States is enclosed for your convenience in mailing the enclosed proxy.

                     ENHANCE FINANCIAL SERVICES GROUP INC.
                               335 Madison Avenue
                            New York, New York 10017

                     -------------------------------------
                                PROXY STATEMENT
                     -------------------------------------

    This proxy statement is furnished to the holders of common stock, par value $.10 per share (the "Common Stock"), of Enhance Financial Services Group Inc., a New York corporation ("Enhance Group" and, together with its consolidated subsidiaries, the "Company"), in connection with the solicitation of proxies by the board of directors for use at the annual meeting of shareholders of Enhance Group to be held on June 3, 1998 and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this proxy statement. It is anticipated that the mailing of this proxy statement will commence on or about May 4, 1998.

    Only shareholders of record at the close of business on April 29, 1998, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, Enhance Group had issued and outstanding 18,805,505 shares of Common Stock, which are the only securities of Enhance Group entitled to vote at the meeting, each share being entitled to one vote.

    Under the New York Business Corporation Law (the "BCL") and Enhance Group's by-laws, the presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the shareholders to take action at the annual meeting. For this purpose, shares which are present, or represented by a proxy, at the annual meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Once a quorum of the shareholders is established, under the BCL and Enhance Group's by-laws, the directors standing for election must be elected by a plurality of the votes cast, the amendment (the "Charter Amendment") to the certificate of incorporation must be approved by the holders of a majority of the shares of Common Stock outstanding, and any other action to be taken, including the approval of the amendment (the "Plan Amendment") to the Non-Employee-Director Stock Option Plan (the "Directors' Option Plan") of Enhance Group and the ratification of the appointment of the auditor for 1998, must be approved by a majority of the votes cast. For voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.

    Shareholders who execute proxies may revoke them by giving written notice to the secretary of the meeting at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing at any time prior to the voting of the proxy.

    The board of directors does not know of any matter other than the election of directors, the approval of the Charter Amendment, the approval of the Plan Amendment and the ratification of the appointment of the auditor for 1998 that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld, and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the board of directors of Enhance Group intend to vote for the nominees for election as directors of Enhance Group listed herein beneath the caption "Election of Directors" and for the other matters listed above in this paragraph expected to be presented for consideration at the meeting.

    The Company will bear the cost of the meeting and of soliciting proxies, including the cost of mailing the proxy material. The Company has retained ChaseMellon Shareholder Services, LLC as its solicitation agent. In addition to soliciting by mail, directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 27, 1998 by (a) each shareholder known to Enhance Group to be the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than 5% of the outstanding shares of Common Stock; (b) each director of Enhance Group; (c) each of the five most highly compensated executive officers of Enhance Group; and (d) all executive officers and directors of Enhance Group as a group. Unless otherwise indicated, the address of each such person is c/o Enhance Financial Services Group Inc., 335 Madison Avenue, New York, New York 10017.

NAME AND ADDRESS                                                             NUMBER OF SHARES (1)  PERCENT OF CLASS
---------------------------------------------------------------------------  --------------------  -----------------
U S WEST, Inc.                                                                  5,430,800(2)(3)          28.9%
  7800 East Orchard Road, Suite 200
  Englewood, Colorado 80111
Swiss Reinsurance Company                                                       1,700,000(3)              9.1
  Mythenquai 50/60
  8022 Zurich, Switzerland
FMR Corp.                                                                       1,327,200(4)              7.1
  82 Devonshire St.
  Boston, Massachusetts 02109
Allan R. Tessler                                                                  243,500(5)(6)           1.3
Wallace O. Sellers                                                                417,500(5)(6)           2.2
Daniel Gross                                                                      481,250(5)              2.5
Samuel Bergman                                                                     72,350(5)                *
Ronald M. Davidow                                                                 115,525(5)                *
Arthur Dubroff                                                                     26,750(5)(7)             *
Tony M. Ettinger                                                                   13,600(5)                *
Brenton W. Harries                                                                 12,000(6)                *
David R. Markin                                                                   111,000(6)                *
Robert P. Saltzman                                                                 61,000(6)(8)             *
Richard J. Shima                                                                    9,000(6)                *
Spencer R. Stuart                                                                  12,000(6)(9)             *
Adrian U. Sulzer                                                                    1,000(6)                *
Frieda K. Wallison                                                                 14,224(6)                *
Jerry Wind                                                                          6,000(6)                *
All executive officers and directors as a group                                 1,664,069(10)             8.5

------------------------

*   Less than 1%

(1) The table in this section is based upon information supplied by directors, officers, and principal shareholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

(2) In 1995, U S WEST, Inc. ("U S WEST") sold its 7.625% Exchangeable Notes due December 15, 1998 ("Debt Exchangeable for Common Stock" or "DECS"). At maturity (including as a result of acceleration or otherwise), the principal amount of the DECS will be mandatorily exchanged by U S WEST for up to 5,430,800 shares of Common Stock (or, at U S WEST's option under certain circumstances, the cash equivalent thereof).

(3) See "Certain Relationships and Related Transactions" for information regarding (a) special powers of U S WEST under Enhance Group's certificate of incorporation and the manner in which U S WEST has announced its intention to vote the shares owned by it and (b) an agreement with Swiss Reinsurance Company ("Swiss Re") regarding future sales and purchases by it of voting shares of Enhance Group.

(4) On February 10, 1998, FMR Corp. filed a Schedule 13G stating its ownership of shares of Common Stock at December 31, 1997. According to such Schedule 13G, beneficial ownership of 1,107,900 of the shares is a result of Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., acting as investment advisor to various investment companies (the "Fidelity Funds"), including 1,019,700 shares resulting from the assumed conversion of DECS owned by such Fidelity Funds into shares of Common Stock. According to such Schedule 13G, beneficial ownership of the remaining 219,300 of the shares is a result of Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., serving as investment manager of certain institutional account(s) (the "Institutional Accounts"), including 90,800 shares resulting from the assumed conversion of DECS owned by such Institutional Accounts into shares of Common Stock. According to such
    Schedule 13G, FMR Corp., directly or through subsidiaries, has the sole power to vote only 187,600 of the shares of Common Stock beneficially owned by it. FMR Corp. does not have sole power to vote or direct the vote the shares owned directly by the Fidelity Funds and 31,700 shares of Common Stock owned by the Institutional Accounts, as such power resides with the Fidelity Funds' board of trustees or by the institutions owning such accounts, as the case may be.

(5) Includes the shares set forth in: (a) Column A below issuable to the named officer upon the exercise of presently exercisable stock options granted under the 1987 Long-Term Incentive Plan for Key Employees (the "1987 Incentive Plan") and (b) Column B below owned by the named officer's spouse and children or in trusts of which such officer is a trustee (as to which shares such officer disclaims beneficial ownership).

NAME                                                                          A          B
------------------------------------------------------------------------  ---------  ---------
Allan R. Tessler                                                             18,500      2,000
Wallace O. Sellers                                                          156,000    258,500
Daniel Gross                                                                271,250     93,500
Samuel Bergman                                                               68,500      3,850
Ronald M. Davidow                                                            61,500        -0-
Arthur Dubroff                                                               18,750        -0-
Tony M. Ettinger                                                             13,500        -0-

(6) Includes shares issuable upon the exercise of the presently exercisable portion of options granted to such director under the Directors' Option Plan, as follows: Brenton W. Harries--11,000 shares; David R. Markin--11,000 shares; Robert P. Saltzman--1,000 shares; Wallace O. Sellers--1,000 shares; Richard J. Shima--7,000 shares; Spencer R. Stuart--11,000 shares; Adrian U. Sulzer--1,000 shares; Allan R. Tessler--3,000 shares; Frieda K. Wallison--11,000 shares; and Jerry Wind--1,000 shares.

(7) Includes 7,000 shares issuable upon the exercise of the currently exercisable portion of options granted to Mr. Dubroff under the Directors' Option Plan prior to the commencement of his employment by the Company.

(8) Held in a living trust account of which Mr. Saltzman and his wife are co-trustees.

(9) Mr. Stuart's wife holds a durable power of attorney granting her joint voting and dispositive power over the shares owned by Mr. Stuart.

(10) Includes 65,000 shares issuable to the directors who are not employees of the Company (as of the date of grant) upon the exercise of the presently exercisable portion of stock options granted to them under the Directors' Option Plan; 656,250 shares issuable to the executive officers upon the exercise of presently exercisable options granted to them under the 1987 Incentive Plan; and 358,050 shares owned by spouses of executive officers in trusts of which such officers are trustees or by executive officers or their spouses as custodians for their children. Such persons disclaim beneficial ownership of such shares owned by their spouses, individually or as custodians, or by such trusts.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

INFORMATION REGARDING NOMINEES

    At the meeting, 11 directors are to be elected, each to hold office (subject to Enhance Group's by-laws) until the next annual meeting of shareholders and until his or her successor has been elected and qualified. If any nominee listed in the table below should become unavailable for any reason to serve as a director, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by management prior to or at the meeting, or, if no substitute is selected by management prior to or at the meeting, for a motion to adjourn the meeting until a substitute nominee or nominees shall be selected. The information concerning the nominees has been furnished by them to Enhance Group and is current as of April 15, 1998.

NAME                                                       AGE                   POSITION WITH ENHANCE GROUP
-----------------------------------------------------      ---      -----------------------------------------------------

Allan R. Tessler                                               61   Chairman of the Board
Wallace O. Sellers                                             68   Vice Chairman of the Board
Daniel Gross                                                   55   President, Chief Executive Officer and director
Brenton W. Harries                                             70   Director
David R. Markin                                                67   Director
Robert P. Saltzman                                             55   Director
Richard J. Shima                                               58   Director
Spencer R. Stuart                                              75   Director
Adrian U. Sulzer                                               51   Director
Frieda K. Wallison                                             55   Director
Jerry Wind                                                     60   Director

    Mr. Tessler has held the position with Enhance Group set forth above since its inception. He has also since 1987 been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., a merchant banking concern, and since 1992 served as Co-Chairman of the Board and Co-Chief Executive Officer of Data Broadcasting Corporation ("DBC"), a provider of market data services to the investment community. Mr. Tessler is also Chairman of the Board of Checker Holdings Inc., and of Jackpot Enterprises Inc. ("Jackpot") and a director of The Limited, Inc.

    Mr. Sellers has held the position with Enhance Group set forth above since 1995, and he also serves as a consultant to the Company. Prior thereto, he served as President, Chief Executive Officer and a director of Enhance Group and Chairman of the Board and Chief Executive Officer of Enhance Group's principal insurance subsidiaries, Enhance Reinsurance Company ("Enhance Re") and Asset Guaranty Insurance Company ("Asset Guaranty" and, together with Enhance Re, the "Insurance Subsidiaries") from their inception. Mr. Sellers also serves as a director and a member of the compensation committee of Danielson Holding Corporation and as Chairman of the Board of Directors of United Oilfield Services Inc.

    Mr. Gross has held the position with Enhance Group set forth above and has served as Chief Executive Officer of the Insurance Subsidiaries since 1995. Prior thereto he held senior executive positions with Enhance Group and Enhance Re from their inception and was among the founders of the Company in 1986. Mr. Gross also serves as a director of Mortgage Guaranty Investment Corporation.

    Mr. Harries has served as a director of Enhance Group since 1991, having previously served as a director of the Insurance Subsidiaries since 1986. He has been retired since 1986, having previously served from 1985 as President of Global Electronic Markets Company, a joint venture of McGraw-Hill and Citicorp dealing in electronic trading of commodities. Mr. Harries also serves as a trustee of the Alliance Funds, Inc. and the Hudson River Trust.

    Mr. Markin has served as a director of Enhance Group since 1986. He has served as President of Checker Motors Corporation for more than five years. From 1989 to 1996, he also served as President and Chief Executive Officer of International Controls Corp. and its successor corporation, Great Dane Holdings Inc. Mr. Markin serves as a director of Jackpot and DBC.

    Mr. Saltzman has served as a director of Enhance Group since 1996. He has been President and Chief Executive Officer of Jackson Life Insurance Company since 1994. He previously served from 1983 as Executive Vice President of SunAmerica Inc. and as President of its subsidiary life insurance company.

    Mr. Shima has served as a director of Enhance Group since 1993. He has been an independent consultant since 1993, having previously thereto from 1992 served as Managing Director of Russell Miller, Inc., an investment banking concern specializing in the insurance industry. Mr. Shima also serves as a director of CTG Resources, Inc. and as a trustee of the Evergreen Mutual Funds.

    Mr. Stuart has served as a director of Enhance Group since 1992, having also served as a director of Asset Guaranty from its inception until 1995. He has for over ten years served as an independent consultant regarding organizational and personnel matters. He served from 1990 to 1992 as Chairman of the Council of Management Advisors of Dean Witter Reynolds Inc. He is the founder and honorary chairman of Spencer Stuart Executive Recruiting Consultants and serves as a director of U.S. Timberlands, L.P.

    Mr. Sulzer has served as a director of Enhance Group since 1996. He has since 1991 served in various management capacities with Swiss Re, a shareholder of Enhance Group, currently serving since July 1997 as Co-Head of Underwriting in its New Markets Division of Swiss Re. Previously thereto, from 1991 he served as head of Swiss Re's Credit and Bonding Department. Mr. Sulzer also serves as a director of Societa Italiana Cauzioni, Rome, Italy, and American Credit Indemnity.

    Ms. Wallison has served as a director of Enhance Group since 1992, having also served as a director of each of the Insurance Subsidiaries since its inception until 1995. She has since 1983 been a member of the law firm of Jones, Day, Reavis & Pogue, resident in its Washington, D.C. office.

    Mr. Wind has served as a director of Enhance Group since 1996. He has been on the faculty of the Wharton School of the University of Pennsylvania since 1967, currently serving as The Lauder Professor and Professor of Marketing. He also serves as a business consultant to several publicly and privately held U.S. and non-U.S. corporations and has served on the editorial board of and as a contributor to numerous journals on marketing.

MEETINGS OF THE BOARD AND COMMITTEES

    The board of directors of Enhance Group holds regular quarterly meetings and special meetings as and when necessary. The board held five meetings during 1997, including a two-day, off-site meeting focusing on long-term strategic planning.

    The Executive Committee of Enhance Group's board of directors is authorized to exercise all powers of the board of directors except as otherwise provided by New York law. The members of the Executive Committee are Messrs. Gross, Harries, Sellers, Stuart and Tessler. The committee held one meeting during 1997.

    The functions of the Audit Committee are: to assist the board of directors in fulfilling its fiduciary responsibilities as to the system of internal controls, accounting policies and reporting practices of the Company and the sufficiency of auditing relative thereto; to make recommendations to the board of directors regarding the independent auditor to be nominated for approval by the board of directors and ratification by the shareholders; to review the independence of such auditor and monitor the professional services it provides; to approve the scope of the annual audit activities of the independent auditor; and to review audit results. The committee consists of Messrs. Salzman (Chairman), Harries and Shima. The committee held four meetings during 1997.

    The functions and composition of the Compensation and Nominating Committee are set forth below under "Executive Compensation--Report of Compensation and Nominating Committee." The committee held four meetings during 1997 plus an additional separate meeting of its Stock Option Subcommittee.

    The board of directors has three additional standing advisory committees, and it may from time to time form additional committees to render advice with respect to certain of its operations.

    Each incumbent director who served at any time during 1997 except for Mr. Sulzer attended during that year at least 75% of the total number of meetings held during the year by the board of directors and by all committees of the board of directors on which such director served.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION AND NOMINATING COMMITTEE

    GENERAL. The Compensation and Nominating Committee of the board of directors of Enhance Group consists and throughout 1997 consisted exclusively of directors of the Company who are neither employees nor, with the exception of Allan R. Tessler, the Chairman of the Board of Enhance Group, officers of the Company. The committee reviews and makes recommendations to the board of directors with respect to the remuneration of the Company's executive and senior officers and the terms and conditions of all employee benefit plans or changes thereto, all of which recommendations with respect to 1997 compensation were accepted. The sole exception to the foregoing with respect to the scope of authority of the Compensation and Nominating Committee relates to decisions about awards of stock options under the 1987 Incentive Plan and the 1997 Long-Term Incentive Plan for Key Employees (the "1997 Incentive Plan"), which are made solely by a subcommittee comprising the members of the Compensation and Nominating Committee excluding Mr. Tessler.

    Set forth below is a report submitted by the members of the Compensation and Nominating Committee in their capacity as such addressing the Company's compensation policies for 1997 as they affected Daniel Gross, President and Chief Executive Officer of the Company during 1997, and the other four executive officers of the Company who were for 1997 the Company's most highly paid executive officers.

    COMPENSATION PROGRAM PRINCIPLES. The Company's compensation philosophy reflects the belief that to be meaningful, compensation must be closely aligned with the overall performance of the Company. To that end, the Company establishes annual goals on both a Company-wide business-performance level and on an individual performance level. Improved return on equity and earnings per share relative to a comparator group comprising other financial guarantors were the principal financial measures for Company performance. For executive officers, individual performance measures reflected the results of their business or functional unit against key goals. The Company's total-compensation program is based on a mix of fixed compensation (base salary), compensation-at-risk (incentive bonus) and stock option awards. The proportion of a given employee's at-risk-to-fixed compensation increases with the increase in the individual's level of responsibility within the Company, reflecting, in turn, the greater impact of that individual's contribution on the Company's overall performance. As a result, at lower levels the fixed portion of total compensation represents a far greater proportion of total compensation than at the more senior levels.

    Each employee in the organization has an identified target bonus that correlates to a performance level which "meets expectations." Performance which does not meet expectations merits an actual bonus award, if any, below the target, while exceptional performance typically translates into a bonus award which exceeds the target. The amount of the cash pool from which bonuses are drawn is a function of the Company's performance relative to its financial goals.

    The stock option grants are a function of the employee's organizational level, the employee's individual performance against goals and Company performance.

    The Company has retained an independent compensation consulting firm to evaluate the Company's current compensation and benefits program, which has not been done in several years. The Company is conducting such an evaluation at this time in an attempt to insure that its compensation practices are market competitive in order to promote its goal of continuing to attract, motivate and retain its critical executive resources.

    COMPENSATION PROGRAM COMPONENTS. The particular components of the compensation for executive officers are as follows:

    FIXED SALARY. Salary levels are determined largely through comparisons with other financial services firms, including financial guaranty insurers. Many of those publicly held companies in the comparison group are included in the larger group of financial services and insurance companies listed in the Standard & Poor's Financial Index, which has been used for purposes of the stock performance graph contained below in this proxy statement. However, certain of the financial guaranty companies in the group used for compensation comparison purposes are not publicly held and are therefore not included in the stock performance index. The companies in the comparison group were chosen for their high degree of business comparability to the Company as well as for the ready availability of their compensation structure. This selection did not distinguish between privately and publicly held companies.

    Actual salaries are based on job evaluations, which reflect responsibility level, experience and individual performance expectations. Thus far they have been reflective of competitive salary ranges and market comparisons. Salary levels for executive officers are regarded by the Company as competitive within a range that the Compensation and Nominating Committee deems reasonable and necessary. The increases in executive officer salaries have been relatively modest and within a narrow band, with greater compensation differentiation being effected through the cash bonuses and stock options grants.

    COMPENSATION-AT-RISK (INCENTIVE BONUSES). The Compensation and Nominating Committee established a bonus pool at the conclusion of the year based on (a) the increase in the Company's operating return on equity for the year, (b) the "value added," i.e., the return anticipated on capital the Company invested in various businesses during the year, and (c) its evaluation of the achievement of previously defined strategic goals. The bonus pool was allocated in part among the executive officers based on an assessment of their individual contributions to the Company's performance measured against the foregoing criteria. Additionally, the officers who participated in the successful formation and launching in 1996 of one of the Company's key new ventures, Credit-Based Asset Servicing and Securitization LLC ("C-BASS") participated in a separate pool based on the 1997 profits of that venture.

    STOCK OPTIONS. The 1987 Incentive Plan and the 1997 Incentive Plan were adopted in those years, respectively, for the purpose of providing, through the grant of long-term incentives, a means to attract and retain key personnel and to provide to participating key employees long-term incentives for sustained high levels of performance. Stock options serve to reinforce the alignment between individual and Company performance. As such, they provide additional incentive for officers to work toward the Company's long term goals and strategy as a means to building personal wealth. Stock options also provide a significant impetus for equity ownership. No further grants were permitted under the 1987 Incentive Plan after December 10, 1997.

    Since 1991, substantially all grants under the 1987 Incentive Plan and the 1997 Incentive Plan have been in the form of stock options. As described above, the awardees of stock options under these plans and the sizes of the grants are determined by a subcommittee of the Compensation and Nominating Committee comprising its members who are outside directors. In general, the amounts of annual option awards reflect both organizational level and personal achievements. In deciding whether to grant an awardee additional stock options, the subcommittee does not generally consider whether the awardee had received a stock option grant in the previous year, although it does often consider the grants previously made to the awardee in the aggregate.

    Reflecting the Company's objective of aligning the long range interests of its employees with those of the Company and Enhance Group shareholders, all stock options granted to date under the plans vest, subject to continuation of employment and other terms of the stock options grants, at the rate of 25% per year during the consecutive four-year period beginning one year after the effective date of grant. All such stock options expire approximately ten years after grant, subject as to certain options to continuation of employment. The exercise prices of all stock options granted under the plans since public trading of the Common Stock commenced have been equal to the closing market prices of the Common Stock on the dates of grant, or if later, the dates of commencement of employment.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER. In determining the compensation of Daniel Gross, Chief Executive Officer of the Company, the Compensation and Nominating Committee noted that under Mr. Gross's active leadership the Company had in 1997 enjoyed numerous meaningful accomplishments and successes, including:

    - the expected achievement of a record year in 1997 with anticipated significant increases with respect to virtually all performance criteria, including over 20% growth in earnings per share and all other earnings measurements and an increase of over 100 basis points in return on equity;

    - significant progress in its diversification program through C-BASS and Singer Asset Finance Company, L.L.C. ("Singer"), with the committee according particular credit to the fact that both produced significant profits in 1997, their first full year of profitable operations;

    - the continued development of the Company's strategic alliance with Swiss Re, which included the coordinated acquisition by each of them of a 25% interest in Seguradora Brasileira de Fiancas S.A., one of Brazil's largest surety companies;

    - the acquisition by the Company of the 50% interest in Singer not previously owned it;

    - the benefit to shareholders of the continued significant rise in the market price of the Common Stock at a rate that outpaced that of all other publicly held financial guaranty companies;

    - the continued augmentation and upgrading of the staff of the Company in several respects, especially with respect to the personnel instrumental to the continued diversification activities, and including the recruitment of a senior level human resources executive and the continued development and encouragement of a more creative and growth-oriented culture; and

    - the continued development and expansion of the Company's other insurance and non-insurance products.

    The committee took special note of the expected positive longer term impact on the Company of several of the foregoing achievements.

    The committee also took into account best practices in executive compensation based on compensation reviews by several independent consulting firms as well as prevailing compensation levels for chief executive officers of comparable companies in the diversified financial services and financial guaranty industry.

    Based on the foregoing, and at the recommendation of the Compensation and Nominating Committee, the board of directors fixed Mr. Gross's salary for 1998 at $530,000 and granted him at year-end a cash incentive bonus of $1,150,000. Mr. Gross also received stock option awards at mid-year pursuant to the 1987 Incentive Plan for 75,000 shares and at year-end pursuant to the 1997 Incentive Plan for 100,000 shares. Fixed salary represents only 13% of total compensation, leaving an unusually high percentage as compensation-at-risk. The Compensation and Nominating Committee believes that the strong alignment between the long-term pay-out of compensation rewards and the continued growth of the Company will provide increased incentive for the continuing superior performance of the Chief Executive Officer.

                     COMPENSATION AND NOMINATING COMMITTEE

                             Spencer R. Stuart-Chairman
                             Brenton W. Harries
                             David R. Markin
                             Richard J. Shima
                             Allan R. Tessler

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1997. Except as described below under "Agreements with Executive Officers," the Company has not entered with any executive officer into (i) an employment agreement or (ii) any compensatory plan or arrangement which is activated upon the resignation, termination or retirement of the executive officer or upon a change in control of the Company or change in the executive officer's responsibilities following a change in control.

                                                                                                      LONG-TERM
                                                                                                    COMPENSATION
                                                                                ANNUAL           -------------------
                                                                             COMPENSATION            SECURITIES
                                                                       ------------------------      UNDERLYING
NAME AND PRINCIPAL POSITION                                   YEAR       SALARY       BONUS         OPTIONS/SARS
----------------------------------------------------------  ---------  ----------  ------------  -------------------
Daniel Gross                                                   1997     $500,000    $1,150,000         175,000
  President and Chief                                          1996      480,000       675,000          75,000
  Executive Officer                                            1995      450,000       420,000          60,000

Tony M. Ettinger                                               1997      273,863       260,000          20,000
  Executive Vice President                                     1996      261,041       132,500          14,000
                                                               1995      211,718       100,000          15,000

Samuel Bergman                                                 1997      313,281       200,000          14,000
  Executive Vice President and Secretary                       1996      301,042       145,000          14,000
                                                               1995      293,125       100,000          20,000

Arthur Dubroff (1)                                             1997      281,400       220,000          20,000
  Executive Vice President and                                 1996      123,462       175,000(2)       75,000(2)
  Chief Financial Officer

Ronald M. Davidow                                              1997      268,838       180,000          13,500
  Executive Vice President                                     1996      260,625       127,500          13,500
                                                               1995      250,833        87,000          20,000

------------------------

(1) Became an officer of the Company in 1996.


(2) Includes a bonus of $100,000 and a stock option for 55,000 shares of Common Stock granted to Mr. Dubroff upon commencement of his employment. See "Agreements with Executive Officers."

OPTION/SAR GRANTS DURING 1997

    The following table provides information regarding stock options/SARs granted to the named executive officers during 1997:

                                                                          INDIVIDUAL GRANTS
                                                ----------------------------------------------------------------------
                                                              PERCENT OF
                                                  SHARES        OPTIONS
                                                UNDERLYING    GRANTED TO                                 GRANT DATE
                                                  OPTIONS      EMPLOYEES    EXERCISE OR  EXPIRATION    PRESENT VALUE
NAME AND PRINCIPAL POSITION                     GRANTED (1)     IN 1997     BASE PRICE      DATE            (2)
----------------------------------------------  -----------  -------------  -----------  -----------  ----------------
Daniel Gross                                        75,000          12.3     $   41.63      5/31/07    $  1,352,070(3)
  President and Chief                              100,000          16.4         57.44     12/31/07       2,495,530(4)
  Executive Officer

Tony M. Ettinger                                    20,000           3.3         57.63     12/31/07         509,834(5)
  Executive Vice President

Arthur Dubroff                                      20,000           3.3         57.63     12/31/07         509,834(5)
  Executive Vice President
  and Chief Financial Officer

Samuel Bergman                                      14,000           2.3         57.63     12/31/07         356,884(5)
  Executive Vice President and Secretary

Ronald M. Davidow                                   13,500           2.2         57.63     12/31/07         344,138(5)
  Executive Vice President

------------------------

(1) Stock options granted pursuant to the 1987 Incentive Plan and the 1997 Incentive Plan. Such stock options vest, subject to continuation of employment, in 25% increments during the consecutive four-year period commencing on the last date of the month of grant. The stock options are not transferable except by the laws of descent and distribution and, accordingly, may be exercised during the life of the optionee only by the optionee or the optionee's legal representative and after the optionee's death only by the beneficiary previously designated by the optionee.

(2) The present value is, in each case, based upon the Black-Scholes option valuation model. The valuation assumes no specific time of exercise since this is viewed by the Company as entirely indeterminate, but takes into account the term of the option, ten years in each case. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

(3) The Black-Scholes option valuation assumes a volatility of 19.3, a risk-free rate of return of 6.667%, a dividend yield of 1.1% and a discount due to the risk of forfeiture of 3%.

(4) The Black-Scholes option valuation assumes a volatility of 28.2, a risk-free rate of return of 5.80%, a dividend yield of 0.76% and a discount due to the risk of forfeiture of 3%.

(5) The Black-Scholes option valuation assumes a volatility of 29.1, a risk-free rate of return of 5.88%, a dividend yield of 0.76% and a discount due to the risk of forfeiture of 3%.

AGGREGATED OPTION/SAR EXERCISES DURING 1997 AND FISCAL YEAR-END OPTION VALUES

    The following table provides information as to the named executive officers regarding stock option exercises and the number and value of stock options/SARs held by them at December 31, 1997.

                                                                      NO. OF SECURITIES
                                                                          UNDERLYING
                                                                      UNEXERCISED STOCK       VALUE OF UNEXERCISED IN-THE
                                                                       OPTIONS/SARS AT           MONEY OPTIONS/SARS AT
                                           SHARES                     DECEMBER 31, 1997          DECEMBER 31, 1997 (1)
                                          ACQUIRED      VALUE     --------------------------  ----------------------------
NAME AND PRINCIPAL POSITION              ON EXERCISE   REALIZED   EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------  -----------  ----------  -----------  -------------  -------------  -------------
Daniel Gross                                    -0-          -0-     271,250        276,250   $  10,827,188   $ 4,702,500
  President and Chief Executive
  Officer
Tony M. Ettinger                             13,125   $  208,828      13,500         47,375         464,016       912,281
  Executive Vice President
Samuel Bergman                               12,400      282,600      71,100         39,500       2,796,188       867,750
  Executive Vice President and
  Secretary
Arthur Dubroff                                  -0-          -0-      18,750         76,250         576,094     1,765,781
  Executive Vice President and
  Chief Financial Officer
Ronald M. Davidow                               -0-          -0-      61,500         38,000       2,397,938       830,063
  Executive Vice President

------------------------

(1) Calculated on the basis of (a) the excess of the closing price of the Common Stock as reported by the New York Stock Exchange on December 31, 1997 over the stock option exercise price multiplied by (b) the number of shares of Common Stock underlying the stock option.

ENHANCE REINSURANCE PENSION PLAN

    The Company maintains a defined benefit pension plan named the "Enhance Reinsurance Pension Plan" (the "Pension Plan") which is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees of the Company (other than Singer and Van-American Companies, Inc.) who have attained age 21 and who have completed at least one year of service are eligible to participate in the Pension Plan. The Pension Plan provides a normal retirement benefit at normal retirement (the earlier of the date on which a participant (a) has attained age 65 and completed five years of participation or (b) has attained age 62 and completed 10 years of participation) equal to 2.25% of the participant's compensation multiplied by his or her years of service up to his or her first 15 years, plus 1.75% of the participant's compensation multiplied by his or her years of service for his or her next 10 years, plus 1% of the participant's compensation multiplied by his or her years of service for his or her next five years. Compensation is defined as the average of the participant's three highest consecutive years of earnings. (See Note 2 to the table below regarding the maximum compensation considered "earnings" for the foregoing purposes. No such maximum applies with respect to the determination of compensation for purposes of the Summary Compensation Table above.) A participant whose service terminates prior to normal retirement is also eligible for percentage of his or her normal retirement benefit at normal retirement date multiplied by a retirement benefit, payable at normal retirement age, in an amount equal to the vested fraction, the numerator of which is the number of years of plan participation by him or her as of the date of his or her termination and the denominator of which is the number of years of participation he or she would have had under the Pension Plan had he or she remained a participant until normal retirement. The actuarial equivalent of such vested benefit may be distributed in a lump sum prior to normal retirement age. The vested percentage of a participant increases 20% per year beginning after two years of service, such that his or her vested percentage is 100% after six years. For purposes of determining a participant's retirement benefit and vested percentage, "years of service" and "years of participation," while not synonymous, include service with the Company and certain service with predecessor employers.

    The following table illustrates annual pension benefits payable under the Pension Plan assuming retirement at normal retirement age at various levels of compensation and years of service. Such benefits are based on a straight life annuity and are not subject to any deduction for Social Security or other offset amounts.

                               PENSION PLAN TABLE

                  HIGHEST                                                  YEARS OF SERVICE
                  AVERAGE                    ----------------------------------------------------------------------------
                 EARNINGS                         15             20               25               30               35*
-------------------------------------------  -----------     -----------      -----------      -----------      -----------
 $100,000..................................  $ 33,750        $ 42,500         $ 51,250         $ 56,250         $ 56,250
  125,000..................................    42,188          53,125           64,063           70,313           70,313
  150,000..................................    50,625          63,750           76,875           84,375           84,375
  175,000(2)...............................    59,063          74,375           89,688           98,438           98,438
  200,000(2)...............................    67,500          85,000          102,500(1)       112,500(1)       112,500(1)
  225,000(2)...............................    75,938          95,625          115,313(1)       126,563(1)       126,563(1)
  250,000(2)...............................    84,375         106,250(1)       128,125(1)       140,625(1)       140,625(1)
  300,000(2)...............................   101,250(1)      127,500(1)       153,750(1)       168,750(1)       168,750(1)
  400,000(2)...............................   135,000(1)      170,000(1)       205,000(1)       225,000(1)       225,000(1)
  450,000(2)...............................   151,875(1)      191,250(1)       230,625(1)       253,125(1)       253,125(1)
  500,000(2)...............................   168,750(1)      212,500(1)       256,250(1)       281,250(1)       281,250(1)

------------------------

*   Plan limits service to 30 years for benefit purposes.

(1) These are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. The maximum annual benefit permitted under
    Section 415 of the Code in 1997 is $100,000, which will be increased in 1998 to $104,000.

(2) The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Code, a participant's compensation in excess of a specified maximum is disregarded for purposes of determining highest average earnings. (Such specified maximum amount (as adjusted to reflect cost of living increases) was $235,840 for the plan year beginning November 1, 1994, decreasing to $150,000 for plan years beginning November 1, 1995 and November 1, 1996 and increased to $160,000 for plan years beginning thereafter.)

    As of December 31, 1997, Messrs. Gross, Ettinger, Bergman, Dubroff and Davidow had ten, two, five, one and thirteen years of service, respectively, and ten, two, five, one and ten years of participation, respectively, under the Pension Plan.

AGREEMENTS WITH EXECUTIVE OFFICERS

    Enhance Group and Arthur Dubroff, Executive Vice President and Chief Financial Officer, are parties to an employment agreement which provides for the payment of an annual base salary to Mr. Dubroff of not less than $275,000 plus an annual target bonus of 45% of such base salary. Under the employment agreement, Mr. Dubroff was granted in 1996 and 1997 options to purchase 75,000 and 20,000 shares of Common Stock, respectively, and is entitled to a grant of a stock option to purchase 20,000 shares of Common Stock in 1998 (or, at the Company's election, the cash value thereof). If Mr. Dubroff's employment is terminated by the Company during the term of the agreement within 12 months following a change of control (as defined), the Company is required to pay Mr. Dubroff a prorated portion of his annual bonus and, for the greater of the remainder of the term of his employment agreement and 12 months from the date of termination of his employment, his base salary. The employment agreement terminates on December 31, 1999, unless renewed by the parties.

    Enhance Group and Elaine J. Eisenman, Executive Vice President, are parties to an agreement which entitles Ms. Eisenman to the following if her employment is terminated by the Company or a material diminution occurs in her title, authority, management responsibilities or compensation for any reason other than for "Cause," as therein defined, leading to her resignation as an employee of the Company: one year's severance payment equal to her then salary plus that year's target bonus (equal to 50% of her then salary); continued vesting during the one-year severance payment period of outstanding stock options previously granted to her under any Company employee compensation plan; and continuation at the Company's expense during the one-year severance payment period of employee medical and other benefits.

DIRECTORS' COMPENSATION

    FEE COMPENSATION. Directors who are employees of the Company receive no fees or other compensation for services rendered as members of the board of directors of Enhance Group. Mr. Tessler received a basic fee of $105,000 in 1997, and each other director of Enhance Group who is not employed by the Company received a basic fee of $16,000. In addition, each such outside director who also served as chair of any committee of the board received in 1997 an additional $5,000 for all committees chaired by such director. Each outside director also received an additional $2,000 for each regular meeting of the board of directors attended plus $1,250 for each committee meeting attended which was held on a day other than a day on which the board met. No directors' fees were payable to corporate shareholders in respect of directorships occupied by their designees. All directors are reimbursed for travel and related expenses incurred in attending meetings of the board or committees.

    In March 1998, the board of directors adopted the Director Stock Ownership Plan, which provides each director who is not an employee of the Company with the opportunity to receive, at such director's election, up to 100% of the aforesaid fees in the form of shares of Common Stock. The shares will be issued to electing directors on or as of the date of any payment by Enhance Group of director fees. The "purchase price" at which the shares will be issued will be based on the closing price of the Common Stock on the New York Stock Exchange on that date. Each Eligible Director is entitled to make a new election annually for that year's fees. The plan will take effect with respect to fees payable from and after the regular meeting of directors scheduled to take place the same day as and following the 1998 annual meeting of shareholders.

    NON-EMPLOYEE-DIRECTOR STOCK OPTION PLAN. Pursuant to the Directors' Option Plan, on each December 31 during the period in which the plan has been in effect until 1997, each director of Enhance Group or either Insurance Subsidiary who is not an employee of the Company was granted a non-qualified stock option to purchase 2,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on such date. Pursuant to an amendment to the plan adopted by the directors in December 1997, annual stock option grants for 1997 and thereafter were increased to 3,500 shares. The amendment and the additional 1,500 share grants in December 1997 are subject to the approval of Enhance Group shareholders, to be sought at the annual meeting. There are reserved for issuance upon the exercise of options under the Directors' Option Plan an aggregate of 400,000 shares of Common Stock (subject to anti-dilutive adjustment), of which options for 183,833 shares were subject to outstanding options after the option grants made in December 1997.

    Stock options granted under the Directors' Option Plan become exercisable as to one half the shares subject thereto on each of the first and second anniversaries of grant, subject to continuation of service on the board of directors and other terms of the stock option grants; expire on the tenth anniversary of the date of grant; are not transferable except by the laws of descent and distribution; and, accordingly, may be exercised during the life of the optionee only by the optionee or the optionee's legal representative and after the optionee's death only by the beneficiary previously designated by the optionee. The unvested portion of an outstanding stock option lapses upon the resignation or removal of the optionee from the boards of directors of Enhance Group and the Insurance Subsidiaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The persons who served as members of the Compensation and Nominating Committee during 1997 are Spencer R. Stuart (Chairman), Brenton W. Harries, David R. Markin, Richard J. Shima and Allan R. Tessler. The only person of the foregoing who is currently or has at any time been an officer or employee of the Company is Mr. Tessler, who serves as Chairman of the Board of Enhance Group.

NON-COMPETITION AGREEMENTS

    Messrs. Tessler, Sellers and Gross are parties to non-competition agreements with Enhance Group prohibiting them from, among other things, competing with the Company for a period of two years following their respective cessation of employment by or service to the Company.

PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total return to shareholders on the Common Stock with the cumulative total returns of companies included in the Standard & Poor's 500 Index and the Standard & Poor's Financial Index. The graph assumes that the value of the investment in the Common Stock and each index was $100 at January 1, 1993 and that all dividends were reinvested.

                               CUMULATIVE RETURNS

                              01/01/93 TO 12/31/97

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              EFS      S&P 500   S&P FINANCIAL
1/29/93        96.15     100.84          102.18
2/26/93       116.67     102.21          103.08
3/31/93       121.51     104.37          109.60
4/30/93       108.01     101.84          107.90
5/31/93       114.44     104.56          109.25
6/30/93       100.66     104.86          119.74
7/30/93        98.08     104.44          121.22
8/31/93       112.27     108.40          126.02
9/30/93       113.28     107.54          128.03
10/29/93      110.04     109.76          122.38
11/30/93      101.63     108.72          116.25
12/31/93      102.64     110.04          116.68
1/31/94       102.64     113.78          125.91
2/28/94       100.04     110.69          116.84
3/31/94        94.61     105.87          110.38
4/29/94        98.52     107.23          115.81
5/31/94        98.52     108.98          118.71
6/30/94        91.76     106.32          115.25
7/29/94       101.59     109.80          117.60
8/31/94       102.25     114.30          124.32
9/30/94       100.70     111.51          113.65
10/31/94       94.78     114.00          116.10
11/30/94       89.51     109.86          109.03
12/30/94       90.59     111.49          109.62
1/31/95        92.58     114.37          115.68
2/28/95        93.90     118.83          122.90
3/31/95        90.41     122.33          128.48
4/28/95        90.41     125.93          134.42
5/31/95        95.06     130.95          140.89
6/30/95       103.52     133.99          140.87
7/31/95       102.18     138.43          144.78
8/31/95       108.19     138.78          147.37
9/29/95       110.01     144.63          160.46
10/31/95      109.34     144.11          153.94
11/30/95      129.46     150.43          163.64
12/29/95      143.36     153.33          171.67
1/31/96       130.57     158.54          187.13
2/29/96       131.24     160.02          179.61
3/29/96       149.28     161.56          183.79
4/30/96       146.58     163.94          179.48
5/31/96       156.71     168.16          178.71
6/28/96       151.85     168.80          183.12
7/31/96       157.95     161.35          174.13
8/30/96       155.92     164.76          175.35
9/30/96       179.51     174.02          191.78
10/31/96      181.55     178.82          203.82
11/29/96      186.31     192.32          223.14
12/31/96      199.09     188.51          216.42
1/31/97       200.45     200.28          231.93
2/28/97       188.18     201.86          237.12
3/31/97       216.05     193.58          216.73
4/30/97       210.58     205.12          243.03
5/31/97       228.36     217.61          256.64
6/30/97       240.58     227.35          266.80
7/31/97       274.17     245.43          296.18
8/31/97       253.61     231.69          273.17
9/30/97       300.82     244.38          295.38
10/31/97      290.17     236.22          291.73
11/30/97      307.00     247.15          312.04
12/31/97      327.52     251.39          336.12

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH SHAREHOLDERS

    The certificate of incorporation of Enhance Group grants to U S WEST the right to preclude the Company from entering into certain activities or owning an equity interest in any entity that engages in any such activity unless they are determined by U S WEST's legal counsel not to be prohibited to U S WEST and its subsidiaries under the Modification of Final Judgment entered in 1984 in connection with the settlement of the legal action entitled UNITED STATES V. WESTERN ELECTRIC COMPANY, INC. These activities consist of providing information services or long distance telephone service or manufacturing telecommunications equipment. The Company has not entered, and does not intend to enter, into any of the specified activities, and, accordingly, the aforesaid provision has not had, and is not expected to have, any material effect on the business of the Company. At such time as U S WEST ceases to own shares of Common Stock, Enhance Group intends to propose at the next following meeting of shareholders the elimination of the aforesaid provision from the certificate of incorporation, which will require the vote of the holders of a majority of shares of Common Stock outstanding.

    U S WEST has advised Enhance Group that it intends, but is not legally obligated, to vote its shares of Common Stock proportionately to the votes cast by non-U S WEST shareholders; provided, however, that if (i) a person or group of persons other than U S WEST is deemed to own more than 15% of the Common Stock within the meaning of Section 13(d) of the Exchange Act and (ii) there occurs a contested proxy solicitation within the meaning of Rule 14a-11(a) promulgated under the Exchange Act, U S WEST intends to vote its shares of Common Stock in a manner U S WEST deems appropriate. In addition, although U S WEST currently has no designees on Enhance Group board of directors, it has retained the right to nominate directors.

    The shares of Common Stock offered in connection with the sale by U S WEST of the DECS were registered pursuant to a registration rights agreement among Enhance Group, U S WEST and Swiss Re. U S WEST has one and Swiss Re has two demand registration rights, and each has unlimited piggyback registration rights, subject to certain limitations. Substantially all the expenses of any future demand or piggyback registration are to be borne by Enhance Group. The registration rights agreement contains cross-indemnification covenants by Enhance Group on the one hand and U S WEST and Swiss Re on the other for damages sustained and expenses incurred resulting from material misstatements or omissions in connection with any such offering.

    Enhance Group and Swiss Re are parties to an agreement pursuant to which Swiss Re has agreed that, subject to certain exceptions, neither Swiss Re nor any of its affiliates will until the year 2006 (a) acquire, alone or as part of a group, any voting securities of Enhance Group (or securities convertible into such voting securities) which would result in Swiss Re (together with its affiliates) or such group owning beneficially more than 15% of Enhance Group voting securities outstanding or (b) dispose of Enhance Group voting securities to any person or group which disposition would give such person or group beneficial ownership of or the right to acquire more than 15% of Enhance Group voting securities outstanding.

REINSURANCE OF BUSINESS OF FINANCIAL SECURITY ASSURANCE INC.

    U S WEST owns a substantial interest in Financial Security Assurance Inc. ("FSA"), a financial guaranty insurer which reinsures a portion of its business with the Company, all on terms and provisions equivalent to those in comparable transactions currently in effect with unaffiliated entities. FSA accounted for 14.2% of the Company's total gross premiums written in 1996. The Company believes that it and FSA conduct their business with each other on an arms'-length basis and with terms no more favorable to the other than would be the case absent the aforesaid relationship. However, no assurance can be given that conflicts of interest may not develop in the future or that the business conducted with FSA may not diminish in future periods regardless of whether payment of the DECS is made in the form of shares of Common Stock.

SEGURADORA BRASILEIRA DE FIANCAS S.A.

    In November 1997, Enhance Group and Swiss Re each purchased 25% equity interests in Seguradora Brasileira de Fiancas S.A. for respective initial investments of $3.3 million. It is anticipated that the Company and Swiss Re will from time to time make additional investments in such company as its capital needs may require.

JONES, DAY, REAVIS & POGUE

    Frieda K. Wallison, a director of Enhance Group, is a member of Jones, Day, Reavis & Pogue, a law firm retained by the Company during 1997.

                                   PROPOSAL 2
              AMENDMENT OF CERTIFICATE OF INCORPORATION TO APPROVE
                      INCREASE IN COMMON SHARES AUTHORIZED

    Enhance Group's restated certificate of incorporation, as amended, currently authorizes the issuance of 35,000,000 shares of stock, consisting of 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 30,000,000 shares of Common Stock. As of April 29, 1998, no shares of Preferred Stock were issued and outstanding. As of that date, 19,714,679 shares of Common Stock were issued (of which 18,805,505 shares were outstanding and 909,174 shares were held in Enhance Group's treasury) and 2,607,794 shares were reserved for issuance under Enhance Group's existing compensation and incentive plans, leaving a balance of 7,677,527 authorized, unissued and unreserved shares of Common Stock.

    The board of directors deems it advisable that the certificate of incorporation be further amended to increase the authorized Common Stock from 30,000,000 to 100,000,000 shares. To that end, it has unanimously approved and recommends that the shareholders of Enhance Group also approve the proposed Charter Amendment, which will change Article FOURTH of the certificate of incorporation to read as follows:

        "FOURTH. The total number of shares which the Corporation shall have authority to issue is 105,000,000 of which 5,000,000 shares of the par value of $.01 per share shall be designated 'Preferred Stock' and 100,000,000 shares of the par value $.10 per share shall be designated 'Common Stock.' Authority is hereby expressly granted to the board of directors, at any time, and from time to time, to issue the Preferred Stock as Preferred Stock of any series and, in connection with the creation of such series, to fix by the resolution or resolutions providing for the issue of series thereof, the number of shares of such series and the designation and voting, dividend, liquidation and other rights, preferences and limitations of such series, to the fullest extent now or hereafter permitted by the laws of the State of New York."

    The additional shares of Common Stock would become part of the existing class of Common Stock, and the additional shares, when issued, would have the same rights and privileges as the shares of Common Stock now issued. There are no pre-emptive rights relating to the Common Stock. If the proposed amendment is approved by the shareholders, it will become effective upon the filing and recording of a certificate of amendment as required by the New York Business Corporation Law.

    As previously announced by the Company, on April 8, 1998 the board of directors of Enhance Group authorized a two-for-one split of the Common Stock, to be contingent upon the approval by the shareholders of the Charter Amendment at the annual meeting. Assuming such approval is forthcoming, the stock split will be effective as soon as practicable thereafter, expected to be later in June
1998. Enhance Group has no present plans, agreements or understandings regarding the issuance of the remaining proposed additional shares. The board of directors believes that adoption of the Charter Amendment is advisable because it will provide the Company with greater flexibility in connection with possible future financing transactions, acquisitions of other companies or business properties, stock dividends or splits, employee benefit plans and other proper corporate purposes. Moreover, having such additional authorized shares available will enable Enhance Group to issue shares without the expense and delay of a special meeting of shareholders. Such a delay could deprive the Company of the flexibility the board or directors views as important in facilitating the effective use of Enhance Group's shares. Except as otherwise required by applicable law or stock exchange rules, authorized but unissued shares of Common Stock may be issued at such time, for such purposes and for such consideration as the board of directors may determine to be appropriate, without further authorization by shareholders.

    Since the issuance of additional shares of Common Stock other than on a pro rata basis to all current shareholders would dilute the ownership interest of a person seeking control of the Company, such issuance could be used to discourage a change in control of the Company by making it more difficult or costly. The Company is not aware of anyone seeking to accumulate Common Stock or obtain control of the Company, and it has no present intention to use the additional authorized shares to deter a change in control.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF ENHANCE GROUP VOTE THEIR SHARES FOR APPROVAL OF THE CHARTER AMENDMENT.

                                 PROPOSAL NO. 3
                            APPROVAL OF AMENDMENT TO
                  THE NON-EMPLOYEE-DIRECTOR STOCK OPTION PLAN

BACKGROUND

    The Directors' Option Plan was adopted by the board of directors and approved by the shareholders of Enhance Group in 1992. On December 11, 1997, the board of directors of Enhance Group amended the Directors' Option Plan, subject to shareholder approval but effective with the December 31, 1997 grant, to increase the number of shares of Common Stock composing the annual stock option grant to each Eligible Director (as defined below) from 2,000 shares to 3,500 shares.

    The following description of the Directors' Option Plan is intended only as a summary and is qualified in its entirety by reference to the text of the Directors' Option Plan, a copy of which is annexed as an exhibit to this proxy statement.

PURPOSE OF THE PLAN

    The purpose of the Directors' Option Plan is to provide, through the grant of options to purchase shares of Common Stock to Eligible Directors, a means to attract and retain qualified persons to serve as non-employee-directors of Enhance Group and its wholly owned insurance subsidiaries and to provide to such persons long-term incentives for sustained high levels of performance and for unusual efforts to improve the financial performance of the Company.

ADMINISTRATION

    The Directors' Option Plan is administered by the board of directors of Enhance Group, which may delegate its powers and functions to a committee of the board of directors (the "Committee"), consisting of three or more non-employee-directors of Enhance Group (as defined in Rule Section 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act")). The board of directors of Enhance Group has full authority to interpret the Directors' Option Plan and to establish rules and regulations not inconsistent with the terms of the Directors' Option Plan for its proper administration.

ELIGIBILITY

    All non-employee-directors of Enhance Group or its insurance subsidiaries ("Eligible Directors") are eligible to be granted stock options under the Directors' Option Plan. A non-employee-director is a director serving on the board of directors of Enhance Group or an insurance subsidiary who is not an officer or employee of Enhance Group or any of its subsidiaries; provided, that the Chairman of the Board of Enhance Group is not, solely by virtue of such position, considered an officer of Enhance Group.

AVAILABLE SHARES

    The maximum number of shares of Common Stock which may be issued or transferred, and are reserved for issuance or transfer, pursuant to stock options under the Directors' Option Plan may not exceed 400,000 shares of Common Stock (subject to the plan's anti-dilutive adjustment provisions). If any stock option granted under the Directors' Option Plan expires, terminates, is canceled or is reacquired by Enhance Group or a subsidiary, the unissued shares of Common Stock subject to the stock option will again be available for the grant of stock options under the Directors' Option Plan.

GRANT OF STOCK OPTIONS AND THE PLAN AMENDMENT

    The Directors' Option Plan currently provides for an automatic grant, effective each December 31, to each Eligible Director of a stock option to purchase for ten years 2,000 shares of Common Stock (subject to adjustment). The Plan Amendment provides that, subject to shareholder approval, on each December 31 with effect as of December 31, 1997, the stock option grant to each Eligible Director will be automatically increased to 3,500 shares. If the Plan Amendment is not approved by the shareholders at the annual meeting, the Eligible Directors will, effective with the December 1997 grant, continue to receive annual stock option grants for 2,000 shares.

    The exercise price per share of Common Stock upon the exercise of a stock option is equal to the closing price of the Common Stock on the New York Stock Exchange at the time of the grant of the stock option, or, if such date is not a business day, on the business day immediately preceding the date of grant.

VESTING AND EXERCISE OF STOCK OPTIONS

    The Directors' Option Plan allows for the exercise price of a stock option to be paid in cash; or if provided in the stock option grant, in shares of Common Stock or other property or a combination thereof; or, if provided in the stock option grant and subject to certain conditions, in the form of a full-recourse promissory note. Stock options granted under the Directors' Option Plan become exercisable as to one half the shares subject thereto on each of the first and second anniversaries of the grant (i.e., currently 1,000 shares at each vesting; effective with the December 31, 1997 grant, 1,750 shares if the Plan Amendment is approved by shareholders). The vesting of such stock options is subject to continuation of service on the board of directors and other terms of the stock option grants. Stock options are not transferable except by the laws of descent and distribution and, accordingly, may be exercised during the life of the optionee only by the optionee or the optionee's legal representative and after the optionee's death only by the beneficiary previously designated by the optionee. The unvested portion of an outstanding stock option lapses upon the resignation or removal of the optionee from the boards of directors of the Company, except under certain circumstances.

    The board of directors of Enhance Group is authorized to provide that a given grant may, upon the occurrence of any of certain specified events, including a change of control of the Company, become immediately exercisable, payable or free from restrictions. In addition, in the event of a recapitalization, consolidation or similar event affecting the Common Stock, or in the event of certain other transactions, such as a merger or consolidation, to which Enhance Group is party, the number and class of shares or other securities or property issuable pursuant to the Directors' Option Plan and the purchase price payable per share under outstanding and future grants are to be equitably adjusted. In the case of a merger or consolidation in which Enhance Group is not to be the survivor, or upon a proposed dissolution or liquidation of Enhance Group, all outstanding stock options under the Directors' Option Plan will terminate, provided the holders thereof are given appropriate notice of such proposed event. The foregoing does not apply in the case of a merger or consolidation in which provision is made for the continuation of the Directors' Option Plan and the assumption by the surviving entity of stock options theretofore issued.

TERMINATION AND AMENDMENT

    The Directors' Option Plan will terminate on March 26, 2002, after which date no further awards may be granted. The board of directors of Enhance Group is authorized to terminate the Directors' Option Plan prior to that date or to amend the plan, provided that no such amendment may, in general, (a) increase the maximum number of shares which may be issued in grants under the Directors' Option Plan, (b) withdraw the administration of the Directors' Option Plan from the board of directors or a qualified committee thereof, (c) permit anyone who is not an Eligible Director to be granted an award thereunder, or (d) change the minimum exercise price of any stock option or extend the maximum exercise term thereof or otherwise materially increase the benefits accruing to participants in the Directors' Option Plan.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL THE TAX CONSIDERATIONS THAT MAY BE RELEVANT. EACH RECIPIENT OF A GRANT IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH GRANTEE OF THE GRANT.

    The following discussion of the principal U.S. federal income tax consequences with respect to options under the Directors' Option Plan is based on statutory authority and judicial and administrative interpretations as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide only a general understanding of the federal income tax consequences. State and local income tax and estate tax consequences are not addressed below.

    In general, an optionee will realize no taxable income upon the grant of a non-qualified stock option, and the Company generally will not receive a deduction at the time of grant. Upon exercise of a non-qualified stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price, but such amount will not be subject to federal wage withholding or employment taxes. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for the stock. If the Common Stock is held for more than 18 months after the date of exercise, the holder will be taxed at the lowest rate applicable to capital gains for such holder. The Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

    An optionee should consult with his or her tax advisor as to whether, as a result of Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder, the timing of income recognition is deferred for any period following the exercise of a stock option (the "Deferral Period"). If there is a Deferral Period, then, absent a written election (pursuant to Section 83(b) of the Code) filed with the Internal Revenue Service within 30 days after the date of transfer of the shares of Common Stock pursuant to the exercise of the non-qualified stock option to include in income, as of the transfer date, the excess (on such date) of the fair market value of such shares over their exercise price, recognition of income by the recipient could, in certain circumstances, be deferred until the expiration of the Deferral Period.

    In addition, any entitlement to a tax deduction on the part of the Company is subject to the applicable federal tax rules, and if the exercisability of a stock option is accelerated because of a change of control, payment relating to the stock options, either alone or together with certain other payments, may constitute "parachute payments" under Section 280G of the Code, which excess amounts may be subject to excise taxes and be nondeductible by the Company.

    The Directors' Option Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Directors' Option Plan is not, nor is intended to be, qualified under Section 401(a) or
Section 421 of the Code.

RECOMMENDATION

    The board of directors of Enhance Group believes that Enhance Group's ability to make increased grants in the form of stock options to Eligible Directors is important to its ability to attract and retain qualified non-employee-directors and to motivate such directors by aligning their long-term interests with those of the shareholders. The board further believes the Directors' Option Plan, as amended by the Plan Amendment, by virtue of its simplicity and flexibility, is the most suitable vehicle for achieving this objective.

    THE BOARD OF DIRECTORS OF ENHANCE GROUP RECOMMENDS THAT THE SHAREHOLDERS OF ENHANCE GROUP VOTE THEIR SHARES FOR APPROVAL OF THE PLAN AMENDMENT.

                                 PROPOSAL NO. 4
                     RATIFICATION OF APPOINTMENT OF AUDITOR

    The firm of Deloitte & Touche LLP (including its predecessor firm), independent certified public accountants, has audited the books and accounts of the Company since its inception, and the board of directors desires to continue the services of this firm for 1998. Accordingly, the board recommends that the shareholders ratify the appointment by the board of directors of the firm of Deloitte & Touche LLP as the independent auditor of the Company for 1998.

    Representatives of Deloitte & Touche LLP are expected to be available at the annual meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

    Shareholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditor is not required by Enhance Group's by-laws or otherwise. However, the board of directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of Deloitte & Touche LLP, the board will reconsider whether or not to retain the firm. Even if the selection is ratified, the board in its discretion may direct the appointment of a different auditing firm at any time during the year if the board of determines that such a change would be in the best interests of Enhance Group and its shareholders.

                             SHAREHOLDER PROPOSALS

    Shareholders who intend to present proposals at Enhance Group's 1999 annual meeting of shareholders must submit their proposals to the Secretary of Enhance Group on or before January 4, 1999. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

                                          By Order of the Board of Directors,

                                          Samuel Bergman
                                          Secretary

May 4, 1998

                                                                         ANNEX A

                     ENHANCE FINANCIAL SERVICES GROUP INC.
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                         (AS AMENDED DECEMBER 11, 1997)

    1. PURPOSE

       The purpose of this Plan is to provide, through the grant under the Plan of options to purchase shares of Common Stock to Non-Employee-Directors, a means to attract and retain qualified persons to serve as Non-Employee Directors and to provide to such persons long-term incentives for sustained high levels of performance and for unusual efforts to improve the financial performance of the Company.

    2. DEFINITIONS

       Unless otherwise required by the context, the following terms, when used in the Plan, shall have the meanings set forth in this Section 2.

    BENEFICIARY: A person or entity (including a trust or estate), designated in writing by an optionee on such forms and in accordance with such terms and conditions as the Board may prescribe, to whom the optionee's rights under the Plan shall pass in the event of the death of the optionee or, if there be no such person or entity so designated, or if such person or entity is not alive or in existence at the time of the optionee's death, such other person to whom such optionee's rights under the Plan shall pass by will or by the laws of descent or distribution.

    BOARD OF DIRECTORS or BOARD: The Board of Directors of Enhance. If the Plan is being administered by a committee appointed by the Board pursuant to paragraph 9(a) below, the terms "Board" and "Board of Directors" shall include such committee, except for purposes of paragraph 9(a) and Section 11.

    CODE: The Internal Revenue Code of 1986, as amended and in effect from time to time.

    COMMITTEE: Such committee of the Board of Directors as may be designated to administer the Plan pursuant to the provisions of paragraph 9(a) below.

    COMMON STOCK: The common stock of Enhance, par value $.10 per share, or such other class of shares or other securities or property as may be applicable pursuant to the provisions of Section 7.

    COMPANY: Enhance and its present and future Subsidiaries.

    ENHANCE: Enhance Financial Services Group Inc., a New York corporation, and its successors and assigns.

    FAIR MARKET VALUE: The fair market value of a share of Common Stock, which shall be equal to the closing sales price of the Common Stock, as reported in the NYSE consolidated transaction reporting system, on the date of determination of Fair Market Value or, if such date is not a business day, on the business day immediately prior to the date of such determination.

    INSURANCE SUBSIDIARY: A corporation or other form of business association engaged solely or primarily in the writing of insurance 100% of the capital stock (or other ownership interest) of which is owned directly by Enhance.

    NYSE: The New York Stock Exchange, Inc.

    NON-EMPLOYEE-DIRECTOR: A member of the Board of Directors of Enhance or any Insurance Subsidiary who is not an officer or employee of Enhance or any Subsidiary; provided, that for purposes hereof, the Chairman of the Board of Enhance shall not, solely by virtue of such position, be considered an officer of Enhance.

    OPTION: An option granted under the Plan to purchase shares of Common Stock.

    PLAN: The Enhance Financial Services Group Inc. Non-Employee-Director Stock Option Plan herein set forth as the same may from time to time be amended.

    RULE 16B-3: As applied on a specific date, Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as then in effect or any comparable provision that may have replaced such Rule and then be in effect.

    SUBSIDIARY: A corporation or other form of business association of whose capital stock (or other ownership interests) having more than 50% of the voting power is owned or controlled, directly or indirectly, by Enhance.

3. STOCK SUBJECT TO THIS PLAN

    (a) Subject to the provisions below of paragraph 3(c) and of Section 7, the maximum number of shares of Common Stock which may be issued and sold under the Plan, and are hereby reserved for issuance and sale pursuant to the Plan shall not exceed 400,000 shares of Common Stock, subject to adjustment to allow for anti-dilution pursuant to paragraph 7(a).

    (b) Authorized but unissued shares of Common Stock and shares of Common Stock held in the treasury, whether acquired by Enhance specifically for use under the Plan or otherwise, may be used for purposes of the Plan, provided, however, that any shares acquired or held by Enhance shall, unless and until transferred to an optionee in accordance with the terms and conditions of an Option, be and at all times remain treasury shares of Enhance, irrespective of whether such shares are entered in a special account for purposes of the Plan, and shall be available for any corporate purpose.

    (c) If any shares of Common Stock subject to an Option shall not be issued and shall cease to be issuable because of the expiration or termination, in whole or in part, of such Option or for any other reason, the shares not so issued shall no longer be charged against the limitations provided for in paragraph (a) above of this Section 3 and shall again be available for issuance pursuant to Options.

4. ELIGIBILITY

    Each Non-Employee-Director shall be eligible to receive Options in accordance with Section 5. Each Option granted under the Plan shall be evidenced by an agreement or certificate in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the terms and conditions set forth in Sections 5 and 6.

5. GRANT OF OPTIONS

    (a) Each Non-Employee-Director as of March 26, 1992 shall receive an Option (a "March 1992 Option") to purchase for 10 years 2,000 shares of Common Stock, subject to adjustment as provided in Section 7.

    (b) On December 31 of each year commencing December 31, 1992, each Non-Employee-Director shall automatically receive an Option to purchase for ten years 2,000 shares of Common Stock, subject to adjustment as provided in Section 7.

    (c) On December 31 of each year commencing December 31, 1997, each Non-Employee-Director shall automatically receive an Option to purchase for ten years an additional 1,500 shares of Common Stock for an aggregate of 3,500 shares of Common Stock, subject to adjustment as provided in Section 7.

6. OPTIONS

    Options shall be subject to the following provisions:

    (a) Subject to the provisions of Section 7, the purchase price per share shall be 100% of the Fair Market Value of a share of Common Stock on the date the Option is awarded. The purchase price shall be paid in cash or, if so provided in the Option (and subject to such terms and conditions as are specified in the Option), in shares of Common Stock or other property surrendered to Enhance or in a combination of cash and such shares or other property. Shares of Common Stock thus surrendered shall be valued at their Fair Market Value on the date of exercise. Any such other property thus surrendered shall be valued at its fair market value on the date of exercise on any reasonable basis established or approved by the Board. If so provided in the Option (and subject to such terms and conditions as are specified in the Option), in lieu of the foregoing methods of payment, any portion of the purchase price of the shares to be issued or transferred may be paid by full recourse promissory note in such form and containing such provisions (which may but need not provide for interest, for pledging of the shares purchased, and for payment of the note at the election of the optionee in cash or in shares of Common Stock or other property surrendered to Enhance) as the Board may approve; provided that (i) if the Board permits any such note to be paid by surrender of shares of Common Stock, such shares shall be valued at their Fair Market Value on the date of such surrender, and (ii) if the Board permits any such note to be paid by surrender of other property, such other property shall be valued at its fair market value on any reasonable basis established or approved by the Board.

    (b) One-half of the number of shares subject to an Option other than a March 1992 Option shall become exercisable on a cumulative basis, on each of the first two anniversaries of the date of the award. One half of each March 1992 Option shall become exercisable on the later to occur of (i) the day following the date on which the shareholders of Enhance shall have approved the Plan as contemplated by Section 8 and (ii) December 31, 1992, and the other half shall become exercisable on December 31, 1993. Unless otherwise provided in the Option, an Option, to the extent it is or becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the Option. No fractional shares shall be issued pursuant to the exercise of an Option, and no cash payment shall be made in lieu of fractional shares.

    (c) Each Option shall be exercisable during the life of the optionee only by the optionee, or the optionee's guardian or legal representative, and after death only by the optionee's Beneficiary. Notwithstanding the foregoing provisions of this paragraph (c) or any other provision of this Plan, no Option shall be exercisable after the expiration of a period of ten years and one month from the date the Option is granted.

    (d) Options shall be granted for such lawful consideration as may be provided in the Option or as the Board of Directors may determine.

    (e) No option or any right thereunder may be assigned or transferred except to a Beneficiary of the optionee.

7. ADJUSTMENT PROVISIONS

    (a) In the event that any recapitalization, reclassification, split-up or consolidation of shares of Common Stock shall be effected, or the outstanding shares of Common Stock shall, in connection with a merger or consolidation of Enhance or a sale by Enhance of all or a part of its assets, be exchanged for a different number or class of shares of stock or other securities or property of Enhance or any other entity or person, or a record date for determination of holders of Common Stock entitled to receive a dividend payable in Common Stock shall occur, (a) the number and class of shares that may be issued pursuant to Options thereafter granted, (b) the number and class of shares that may be issued under outstanding Options, and (c) the purchase price to be paid per share under outstanding and future Options, shall in each case be equitably adjusted.

    (b) Upon any merger or consolidation in which Enhance is not the surviving corporation or a dissolution or liquidation of Enhance, all outstanding Options shall terminate provided that all holders of outstanding Options shall be furnished with written notice of the proposed merger, consolidation, dissolution or liquidation contemporaneously with the mailing to stockholders of Enhance of notice of the meeting of stockholders at which such proposed transaction is to be considered. The foregoing shall be of no effect in the case of such a merger or consolidation if provision is made in writing in connection therewith for the continuance of the Plan and for the assumption of Options theretofore granted or the substitution for such Options of new options covering the shares of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments, in which event the Plan and the Options theretofore granted or the new options substituted therefor, shall continue in the manner and under the terms so provided.

    (c) At the discretion of the Board, any Option may provide that, upon the occurrence of any of certain specified events determined by the Board, including a change in control of the Company (as such may be defined by the Board in its discretion in any agreement granting an Option, which definition need not be identical for all such agreements), such Option shall, to the extent not theretofore exercisable, become immediately exercisable in its entirety notwithstanding any other provision of the Option or the Plan.

    (d) In the event of a merger or consolidation of Enhance with a third party which is proposed to be accounted for as a pooling of interests, the optionee as to each outstanding Option shall, if so requested by Enhance and notwithstanding any other provision of such Option, agree, as a condition to the exercisability of such Option, not to sell, assign, or gift or in any other way reduce his or her risk relative to the shares of Common Stock issuable pursuant to such Option and all other shares of Common Stock owned by such optionee for such period after the consummation of such merger or consolidation as Enhance shall, upon the advice of its outside accountants, conclusively determine as necessary to ensure that such merger or consolidation may be validly accounted for as a pooling of interests.

    (e) Adjustments under paragraphs 7(a) and 7(b) shall be made by the Board, whose determination as to what adjustments will be made and the extent thereof shall be final, binding, and conclusive. No fractional interests shall be issued under the Plan resulting from any such adjustments. The Board shall give prompt notice to each optionee affected thereby of the occurrence of any event giving rise to any adjustment, which notice shall set forth the new purchase price after giving effect to the adjustment, provided that such adjustment shall be effective whether or not such notice is given.

8. TERM

    The Plan shall become effective upon the date of its adoption by the Board, subject, however, to approval by the shareholders of Enhance within twelve months next following such adoption. Prior to such approval, the Board may in its sole discretion grant or authorize the granting of Options provided the exercisability thereof shall be deferred until, and expressly subject to the condition that, the Plan shall have been so approved. If the Plan is not so approved by the shareholders of Enhance, the Plan and all Options granted hereunder shall be automatically cancelled. The Plan shall terminate at the close of business on March 26, 2002, and no Option may thereafter be granted, but such termination shall not affect any Options theretofore granted. No Option shall be granted under this Plan after the number of shares authorized for issuance hereunder have been exhausted, but the Plan shall continue in effect thereafter with respect to Options theretofore granted.

9. ADMINISTRATION

    (a) The Plan shall be administered by the Board. If and to the extent the Board so directs, the Plan shall be administered by a Committee of three or more persons selected by the Board from its own membership.

    (b) The Board may establish such rules and regulations not inconsistent with the provisions of this Plan as it may deem necessary for the proper administration of this Plan and may amend or revoke any rule or regulation so established. The Board shall, subject to the provisions of the Plan, have full power to interpret and administer the Plan, and to prescribe the form of the agreement embodying awards of Options made hereunder. The interpretation by the Board of the terms and provisions of the Plan and the administration thereof, and all action taken by the Board, shall be final, binding and conclusive on Enhance, its shareholders, the Subsidiaries, all optionees and employees, and upon their respective Beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.

     (c) Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties.

10. GENERAL PROVISIONS

    (a) No shares of Common Stock shall be issued or transferred pursuant to an Option unless and until all legal requirements applicable to the issuance or transfer of such shares have, in the opinion of counsel to Enhance, been complied with. In connection with any such issuance or transfer, the person acquiring the shares shall, if requested by Enhance and whether or not otherwise required by the terms of the optionee's Option, give assurances satisfactory to counsel to Enhance, in respect of such matters as Enhance or an Insurance Subsidiary may deem desirable to assure compliance with all applicable legal requirements and take any reasonable action to comply with such requirements.

    (b) No provision of this Plan shall be interpreted or construed to obligate Enhance to register the shares issuable or transferable hereunder under the Securities Act of 1933 or any other federal or state securities law. No sale or other disposition of shares of Common Stock issued upon the exercise of any Option may be made unless and until Enhance's counsel is satisfied that the shares have been registered under the Securities Act of 1933 and any other applicable federal or state securities laws or that an exemption from such registration is available. Certificates evidencing any shares of Common Stock issued upon the exercise of any Option shall be legended in such manner as Enhance's counsel may deem to be necessary or appropriate to reflect the provisions of this paragraph 10(b).

    (c) No person (individually or as a member of a group) and no Beneficiary or other person claiming under or through such person, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of this Plan or subject to any Option except as to such shares of Common Stock, if any, as shall have been issued to such person upon the exercise of any Option.

    (d) Enhance may make such provisions as it may deem appropriate for the withholding of any taxes which Enhance determines it is required to withhold in connection with any Option. The Board may, in its sole discretion and subject to such rules as it may adopt, permit an optionee to elect to satisfy any such withholding obligation, in whole or in part, by having Enhance withhold shares of Common Stock that are otherwise issuable upon the exercise of such Option and have a Fair Market Value equal to the amount required to be withheld, or by surrendering to Enhance previously--acquired shares of Common Stock that have such a Fair Market Value.

    (e) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to directors, officers, employees or consultants generally, or to any class or group of such persons, which Enhance now has or may hereafter lawfully put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus or stock option plan.

    (f) In no event shall Options be considered compensation to an optionee for purposes of any other plan of the Company (including any pension, profit-sharing, severance pay or other employee benefit plans) in determining benefits to which such optionee may be entitled under such plan.

    (g) By accepting any benefits under the Plan, each optionee, and each person claiming under or through each optionee, shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by Enhance, its agents and employees, and the Board.

    (h) The validity, construction, interpretation and administration of the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of the State of New York, the state in which Enhance is incorporated, but without giving effect to the principles of conflicts of laws thereof. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan must be commenced shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof, irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

    (i) The use of the singular shall include within its meaning the plural and vice versa.

11. AMENDMENT AND TERMINATION

    (a) This Plan may be amended or terminated by the Board at any time and in any respect, provided that, without the approval of the shareholders of Enhance, no amendment shall be made which (i) increases the maximum number of shares of Common Stock that may be issued or transferred pursuant to Options, as provided in paragraph 3(a), (ii) except as may be required or desirable to conform the Plan to the federal or state securities laws and regulations that may apply to it from time to time, withdraws the administration of the Plan from the Board or Committee, (iii) permits any person who is not a Non-Employee-Director to be granted an Option, (iv) changes the minimum exercise price of any Option or extends the maximum exercise term of any Option or otherwise materially increases the benefits accruing to participants in the Plan, or (v) amends this
Section 11.

    (b) No amendment or termination of the Plan by the Board of Directors or the shareholders of Enhance shall affect adversely any Option theretofore granted without the consent of the holder thereof.

    (c) The provisions of Section 4,5 and 6 of the Plan shall not be amended more than once in any six-month period, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the respective rules promulgated thereunder.

                     ENHANCE FINANCIAL SERVICES GROUP INC.
                        ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 3, 1998
                                      PROXY


    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENHANCE FINANCIAL SERVICES GROUP INC. ("ENHANCE GROUP").

    The undersigned hereby appoints Daniel Gross and Samuel Bergman, and each of them, with full power of substitution, to represent and vote on behalf of the undersigned all of the shares of Enhance Group common stock, par value $.10 per share, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 3, 1998, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares, upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt of which is hereby acknowledged).

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2, 3 AND 4.

                           (CONTINUED ON REVERSE SIDE)

                              FOLD AND DETACH HERE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4. PLEASE
                                                                      MARK YOUR
                                                                      VOTES AS
                                                                      INDICATED IN /X/
                                                                      THIS EXAMPLE

                          FOR all nominees listed (except           WITHHOLD AUTHORITY
                            as marked to the contrary)        to vote for all nominees listed
                                      /   /                              /   /


1. ELECTION OF DIRECTORS

Daniel Gross, Brenton W. Harries, David R. Markin, Robert P. Saltzman, Wallace
O. Sellers, Richard J. Shima, Spencer R. Stuart, Adrian U. Sulzer, Allan R. Tessler, Frieda K. Wallison, Jerry Wind.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                                                      FOR    AGAINST    ABSTAIN
                                                      / /      / /        / /


2. Approval of amendment to the restated              FOR    AGAINST    ABSTAIN
   certificate of incorporation.                      / /      / /        / /

3. Approval of amendment to the                       FOR    AGAINST    ABSTAIN
   Non-Employee-Director Stock Option Plan.           / /      / /        / /

4. Ratification of appointment of Deloitte & Touche   FOR    AGAINST    ABSTAIN
   LLP to serve as outside auditor for 1998.          / /      / /        / /

5. In their discretion upon such other matters as may properly come before the meeting.

                             I will be attending the    I will not be attending
                                      meeting                 the meeting
                                       /  /                       /  /

Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, Please sign in partnership name by authorized person.


PLEASE SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                            FOLD AND DETACH HERE


Signature____________________Signature_______________________Date_________,1998